EXHIBIT 10.5

$44,121.35	January 1, 2007
Phoenix, AZ

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Aurios Inc., an Arizona corporation, with its principal place of business located at 4405 E. Baseline Rd., Suite 120, Phoenix, AZ 85042 (“Maker”) promises and agrees to pay to the order of True Gravity Enterprises, Inc., an Arizona corporation (“Payee”), at the mailing address of Payee, or at such other place as the Payee may from time to time designate, the principal sum of forty four thousand one hundred and twenty-one dollars and thirty five one hundreds of a dollar ($44,121.35), together with interest (defined herein) in lawful money of the United States, on the unpaid amount of said sum at the Interest Rate (as defined herein).

1. Payments and Interest Rate

Commencing on the date hereof, the unpaid balance of this Promissory Note (“Note”), shall accrue interest (“Interest”) at the rate (“Interest Rate”) of eight and one quarter percent (8.25%) per annum. Maker shall not be required to make any payments prior to the Maturity Date (defined herein). All outstanding principal and interest due and payable shall be paid on or before December 15th, 2010 (the “Maturity Date”).

2. Prepayment. The Maker may prepay all or any portion of the Note at any time without penalty. Prepayment shall not relieve the Maker of the responsibility of paying the accrued and owing interest.

3. Attorneys’ Fees. Maker, endorsers, sureties, accommodation parties hereof, and all other persons liable or to become liable on this Note, jointly and severally agree to pay all fees and costs incurred in connection with the collection of the amounts due and owing under this Note, including attorneys’ fees and all costs.

4. Governing Law and Severability. This Note is made pursuant to, and shall be construed and governed by, the laws of the State of Arizona and Maker irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Maricopa County, State of Arizona and all courts competent to hear appeals there from. If any provision of this Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such decision shall affect only those provisions so construed or interpreted and shall not affect the remaining provisions of the Note.

5. Time of Essence. Time is of the essence of this Note.

6. Notices. All notices under this Note shall be in writing and shall be deemed delivered upon personal delivery or confirmed facsimile to the authorized representatives of either party or three days after being sent by certified mail (registered mail if to an address outside of the United States), return receipt requested, postage prepaid, addressed to the respective parties at the addresses set forth below.

IN WITNESS WHEREOF, Maker has executed this Recourse Note as of the date set forth above.

PAYEE:	MAKER:

/s/ Timothy Louis	/s/ Paul Attaway
Timothy Louis, Secretary and Treasurer True Gravity Enterprises, Inc. 4405 E. Baseline Rd., Suite 120 Phoenix, AZ 85042	Paul Attaway, President Aurios Inc. 4405 E. Baseline Rd., Suite 120 Phoenix, AZ 85042